EX-28.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated December 21, 2018, relating to the financial statements and financial highlights which appear in the October 31, 2018 Annual Reports to Shareholders of The DFA Investment Trust Company, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Independent Registered Public Accounting Firm”, "Disclosure of Portfolio Holdings", “Financial Statements” and in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
February 28, 2019